OREGON METALLURGICAL CORPORATION


                               EXHIBIT 11.1

                      Earnings per share computation


                                             Three Months Ended  Nine Months Ended
                                               September 30,       September 30,
                                             ------------------  -----------------
                                              (in thousands except per share data)

                                               1996      1995      1996      1995
                                               ----      ----      ----      ----

Net income (loss)                            $ 6,445   $  (439)  $14,976   $   549
                                             =======   =======   =======   =======

Weighted average common shares outstanding    13,247     10,911   11,879    10,905

Weighted average common share equivalents
   assumed issued from Excess Benefit Plan        42        114       75       123

Weighted average common share equivalents
   assumed issued from exercise of warrants
   and stock options                              93         89      107        58

Weighted average common share equivalents
   assumed issued as part of Employee
   Compensation Plans                             61        167       57       100
                                             -------   --------  -------   -------

Weighted average common shares and
   equivalents outstanding                    13,443     11,281   12,118    11,186
                                             =======   ========  =======   =======

Net income (loss) per share                  $  0.48   $  (0.04) $  1.24   $  0.05
                                             =======   ========  =======   =======


Earnings per share computed on both the primary and fully diluted bases are the same.


                                  Exhibit 11.1